EXECUTION COPY











                          SECURITIES PURCHASE AGREEMENT

                                   dated as of

                                  June 30, 2000

                                      among

                           KMC TELECOM HOLDINGS, INC.,

                                       and

                        THE PURCHASERS REFERRED TO HEREIN

                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS..........................................................1
     SECTION 1.01. Definitions.................................................1

ARTICLE II PURCHASE AND SALE OF SECURITIES.....................................6
     SECTION 2.01. Authorization of the Series G Preferred.....................6
     SECTION 2.02. Commitment to Purchase......................................7
     SECTION 2.03. The Closing.................................................7
     SECTION 2.04. Subsequent Purchase and Sale of Preferred Shares............7
     SECTION 2.05. The Subsequent Closings.....................................7
     SECTION 2.06. Use of Proceeds.............................................7

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE ISSUER.......................8
     SECTION 3.01. Organization, Standing, etc.................................8
     SECTION 3.02. Capitalization..............................................8
     SECTION 3.03. Authorization; Non-Contravention............................9
     SECTION 3.04. Binding Effect.............................................10
     SECTION 3.05. Governmental Regulation....................................10
     SECTION 3.06. Solicitation...............................................11
     SECTION 3.07. Authorization to Do Business...............................11
     SECTION 3.08. Compliance with Laws.......................................11
     SECTION 3.09. Litigation.................................................11
     SECTION 3.10. Properties.................................................12
     SECTION 3.11. Tax Matters................................................12
     SECTION 3.12. Patents and Trademarks.....................................12
     SECTION 3.13. Labor Matters..............................................12
     SECTION 3.14. Environmental Matters......................................13
     SECTION 3.15. Insurance..................................................13
     SECTION 3.16. Financial Information......................................13
     SECTION 3.17. Disclosure.................................................14
     SECTION 3.18. Investment Company Act.....................................14
     SECTION 3.19. Brokers....................................................14
     SECTION 3.20. Affiliated Transactions....................................14
     SECTION 3.21. Employee Benefit Plans.....................................14
     SECTION 3.22. Material Contracts.........................................15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS...................15
     SECTION 4.01. Organization...............................................15
     SECTION 4.02. Authority; No Other Action.................................15
     SECTION 4.03. No Conflict................................................15
     SECTION 4.04. Binding Effect.............................................15
     SECTION 4.05. No Defaults................................................16
     SECTION 4.06. Private Placement..........................................16

ARTICLE V CONDITIONS PRECEDENT TO CLOSING.....................................17

     SECTION 5.01. Conditions to the Purchasers' Obligations..................17
     SECTION 5.02. Conditions to Issuer's Obligations.........................18
     SECTION 5.03. Subsequent Conditions of Each Purchaser's Obligations at a
          Subsequent Closing..................................................19

ARTICLE VI COVENANTS..........................................................19
     SECTION 6.01. Covenants of the Issuer....................................19

ARTICLE VII MISCELLANEOUS.....................................................25
     SECTION 7.01. Notices....................................................25
     SECTION 7.02. No Waivers.................................................26
     SECTION 7.03. Successors and Assigns.....................................26
     SECTION 7.04. Choice of Law..............................................26
     SECTION 7.05. Counterparts; Effectiveness................................26
     SECTION 7.06. Entire Agreement...........................................26
     SECTION 7.07. Expenses...................................................26
     SECTION 7.08. Announcements..............................................27
     SECTION 7.09. Consents to Amendment......................................27
     SECTION 7.10. Subsequent Sales...........................................27


EXHIBITS

Exhibit A      -  Charter Amendment

Exhibit B      -  Series G Certificate of Designations

Exhibit C      -  Year 2000 Budget

SCHEDULES

Schedule 3.01  -  Organization; Capital Stock; Subsidiaries

Schedule 3.02  -  Capitalization of Issuer

Schedule 3.08  -  Compliance with Laws

Schedule 3.09  -  Litigation

Schedule 3.10  -  Liens on Property

Schedule 3.14  -  Environmental Matters

Schedule 3.19  -  Brokers

Schedule 3.20  -  Affiliated Transactions

Schedule 3.22  -  Material Contracts

                          SECURITIES PURCHASE AGREEMENT

      This SECURITIES PURCHASE AGREEMENT (this "Agreement") is dated as of June 30, 2000 among KMC Telecom Holdings, Inc., a Delaware corporation (the "Issuer"), and the Persons named on the attached Schedule 2.02 (collectively, the "Purchasers").

      NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

      "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Issuer or any ERISA Affiliate is, or within the immediately preceding six (6) year was, an "employer" as defined in Section 3(5) of ERISA.

      "Charter" means the Amended and Restated Certificate of Incorporation of the Issuer, as amended as of the Closing Date.

      "Charter Amendment' means the Certificate of Amendment of the Charter, in the form of Exhibit A attached hereto.

      "Closing" has the meaning set forth in Section 2.03.

      "Closing Date" has the meaning set forth in Section 2.03.

      "Common Stock" means the Common Stock, par value $.01 per share, of the Issuer.

      "E&F Warrant Agreement" means the Warrant Agreement dated February 4, 1999, as amended on April 29, 1999 and on June 1, 1999 among the Issuer, The Chase Manhattan Bank, as warrant agent, Newcourt Commercial Finance Corporation, Lucent Technologies Inc. and any additional purchasers and Harold N. Kamine and Nassau Capital Partners L.P., relating to the E&F
Warrants.

      "E & F Warrants" means the warrants to purchase shares of Common Stock issued pursuant to the E & F Warrant Agreement; each such warrant entitling the holder thereof to purchase 0.471756 shares of Common Stock.

      "Environmental Laws" shall mean any applicable law concerning releases into any part of the natural environment, or protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss. 1251 et seq.), the Clean
Air Act (33 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 7401 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), as such laws have been and may be amended or supplemented through the Closing Date, and the regulations promulgated pursuant thereto, and any applicable state or local statutes, and the regulations promulgated pursuant thereto.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "ERISA Affiliate" shall mean (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Issuer, (ii) any partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Issuer and (iii) any member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Issuer, any corporation described in clause (i) above or any partnership or trade or business described in clause
(ii) above.

      "Event of Noncompliance" has the meaning set forth in the Series G Certificate of Designations.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute.

      "First Union Warrant Agreement" means the warrant agreement dated as of April 30, 1999 among the Issuer, First Union Investors, Inc., Harold N. Kamine and Nassau Capital Partners L.P. and The Chase Manhattan Bank, as warrant agent, relating to the First Union Warrants.

      "First Union Warrants" means the warrants to purchase shares of Common Stock issued pursuant to the First Union Warrant Agreement; each such warrant entitling the holder thereof to purchase 0.471756 shares of Common Stock.

      "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

      "Governmental Authority" shall mean any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

      "HY Warrant Agreement" means the warrant agreement dated as of January 29, 1998, between the Issuer and The Chase Manhattan Bank, as warrant agent, relating to the HY Warrants.

      "HY Warrants" means the warrants to purchase shares of Common Stock issued pursuant to the HY Warrant Agreement; each such warrant entitling the holder thereof to purchase 0.21785 shares of Common Stock.

      "IRS" shall mean the Internal Revenue Service or any successor agency.

      "Lien" means any lien, claim, charge, pledge, mortgage, security interest or other encumbrance.

      "Material Adverse Effect" means a material adverse effect, or any event, occurrence, state of circumstances or facts or development involving a prospective material adverse effect, on the business, operations, assets, condition (financial or otherwise), results of operations, properties, assets or value of the Issuer and its Subsidiaries taken as a whole.

      "Multiemployer  Plan"  shall  mean a  "multiemployer  plan" as  defined in
Section  4001(a)(3) of ERISA which is, or within the  immediately  preceding six
(6) years was, contributed to by the Issuer or any ERISA Affiliate.

      "Person" means an individual, general partnership, limited partnership, corporation, limited liability company, trust, joint stock company, association, joint venture or any other entity or organization, whether or not a legal entity, including a government or political subdivision or an agency or instrumentality thereof.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

      "Plan" shall mean any employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) in respect of which the Issuer or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

      "Regulation D" means Regulation D under the Securities Act.

      "Reportable Event" shall mean any reportable event as defined in Section 4043 of ERISA unless the reporting requirement with respect to such reportable event has been waived by the PBGC or other appropriate Governmental Authority.

      "Qualified Public Offering" shall mean the sale in a firmly underwritten public offering of Common Stock pursuant to an effective registration statement filed by the Issuer under the Securities Act, in any single transaction or series of related transactions, in which (i) the Corporation receives aggregate gross proceeds (before deduction of underwriting discounts and expenses of sale) of at least $80,000,000 and (ii) the price per share at which Common Stock is offered to the public in such offering is not less than the lowest price per share at which Series G Preferred Shares are sold pursuant to this Agreement (as adjusted for any stock split, stock dividend, share combination, share exchange, recapitalization, merger, conversion, consolidation, reorganization or other similar transaction).

      "Securities Act" means the Securities Act of 1933, as amended from time to time, or any successor statute.

      "Series A Preferred Stock" has the meaning set forth in Section 3.02.

      "Series C Preferred Stock" has the meaning set forth in Section 3.02.

      "Series D Preferred Stock" has the meaning set forth in Section 3.02.

      "Series E Certificate of Designations" means the Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions with respect to the Series E Preferred Stock as previously filed with the Secretary of State of Delaware on February 4, 1999 as amended by the Certificate of Correction dated February 19, 1999 and filed with the Secretary of State of Delaware on March 3, 1999, as further amended by the Certificate of Amendment with respect to the Series E Preferred Stock filed with the Secretary of the State of Delaware on April 30, 1999.

      "Series E Preferred Stock" has the meaning set forth in Section 3.02.

      "Series F Certificate of Designations" means the Certificate of Voting Powers, Designations, Preferences and Relative Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions with respect to the Series F Preferred Stock as previously filed with the Secretary of State of Delaware on February 4, 1999 as amended by the Certificate of Correction dated February 19, 1999 and filed with the Secretary of State of Delaware on March 3, 1999, as further amended by the Certificate of Amendment with respect to the Series F Preferred Stock filed with the Secretary of State of Delaware on April 30, 1999.

      "Series F Preferred Stock" has the meaning set forth in Section 3.02.

      "Series G Certificate of Designations" has the meaning set forth in
Section 2.01.

      "Series G Preferred Shares" has the meaning set forth in Section 2.01.

      "Springing Warrants" means the 227,273 warrants which may be issued pursuant to Section 2.4 of the E&F Warrant Agreement.

      "Stockholders Agreement" means the Amended and Restated Stockholders Agreement among KMC Telecom Holdings, Inc., Nassau Capital Partners L.P., NAS

Partners I L.L.C., Harold N. Kamine, KMC Telecommunications L.P., AT&T Credit Corporation, General Electric Capital Corporation, Corestates Bank, N.A. and Corestates Holdings, Inc., dated as of October 31, 1997, as amended by Amendment No. 1, dated as of January 7, 1998, to the Amended and Restated Stockholders Agreement dated as of October 31, 1997, Amendment No. 2, dated as of January 26, 1998, to the Amended and Restated Stockholders Agreement, dated as of October 31, 1997, Amendment No. 3, dated as of February 25, 1998, to the Amended and Restated Stockholders Agreement, dated as of October 31, 1997, Amendment No. 4, dated as of February 4, 1999, to the Amended and Restated Stockholders Agreement dated as of October 31, 1997, Amendment No. 5, dated as of April 30, 1999, to the Amended and Restated Stockholders Agreement dated as of October 31, 1997, Amendment No. 6 dated as of June 1, 1999 to be Amended and Restated Stockholders Agreement dated October 31, 1997, Amendment No. 7 dated as of January 1, 2000 to the Amended and Restated Stockholders Agreement dated October 3, 1997, Amendment No. 8 dated as of April 1, 2000 to the Amended and Restated Stockholders Agreement dated October 31, 1997 and Amendment No. 9 dated as of June 30, 2000 to the Amended and Restated Stockholders Agreement dated October 31, 1997.

      "Subsequent Closing" has the meaning set forth in Section 2.05.

      "Subsequent Closing Date" has the meaning set forth in Section 2.05.

      "Subsequent Purchaser" has the meaning set forth in Section 2.04.

      "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than fifty percent (50%) of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or at least a majority of the ownership interests, and the power to direct the policies, management and affairs thereof, is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

      "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs, duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any public or governmental taxing authority (domestic or foreign) and shall include any transferee liability in respect of Taxes.

      "Tax Returns" shall mean all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

      "Termination Event" shall mean (i) a Reportable Event with respect to a Benefit Plan; (ii) the withdrawal of the Issuer or any ERISA Affiliate from a Benefit Plan during a plan year in which the Issuer or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on the Issuer or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA;
(iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Issuer or any ERISA Affiliate from a Multiemployer Plan.

      "Underlying Common Stock" means (i) the Common Stock issued or issuable upon conversion of the Series G Preferred Shares and (ii) any Common Stock issued or issuable with respect to the securities referred to in clause (i)
above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, any Person who holds Series G Preferred Shares shall be deemed to be the holder of the Underlying Common Stock obtainable upon conversion of the Series G Preferred Shares in connection with the transfer thereof or otherwise, regardless of any restriction or limitation on the conversion of the Series G Preferred Shares, such Underlying Common Stock shall be deemed to be in existence, and such Person shall be entitled to exercise the rights of a holder of Underlying Common Stock hereunder. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the Issuer or any Subsidiary.

                                   ARTICLE II
                         PURCHASE AND SALE OF SECURITIES

      SECTION 2.01. Authorization of the Series G Preferred. The Issuer has authorized the issuance and sale to the Purchasers of up to 1,250,000 shares in the aggregate of (a) the Issuer's Series G-1 Voting Convertible Preferred Stock, par value $.01 per share (the "Series G-1 Preferred Shares") and (b) the Issuer's Series G-2 Non-Voting Convertible Preferred Stock, par value $.01 per share (the "Series G-2 Preferred Shares" and, together with the Series G-1
Preferred Shares, the "Series G Preferred Shares"). The Series G Preferred Shares have the rights and preferences set forth in the Series G Certificate of Designations, in the form of Exhibit B attached hereto (the "Series G Certificate of Designations").

      SECTION 2.02. Commitment to Purchase. Subject to the terms and conditions hereinafter stated, upon the basis of the representations and warranties of the Purchasers herein contained, the Issuer agrees to issue and sell to each of the Purchasers and, upon the basis of the representations and warranties of the Issuer herein contained, each of the Purchasers agrees to purchase from the Issuer the type and number of Series G Preferred Shares set forth opposite such Purchaser's name on the attached Schedule 2.02, as such schedule may be amended, modified or supplemented ("Schedule 2.02") under the headings "Series G
Sub-Class" and "Number of Shares," respectively, at a price per share of $337.9697, for an aggregate purchase price equal to the amount set forth opposite such Purchaser's name on the attached Schedule 2.02 under the heading "Closing Amount."

      SECTION 2.03. The Closing. Subject to the fulfillment or waiver of the conditions set forth in Article V hereof, the purchase and sale of the Series G Preferred Shares, as set forth in Section 2.02 (the "Closing"), shall take place at the offices of Kelley Drye & Warren LLP, 101 Park Avenue, New York, New York 10178, at 10:00 a.m. on the date hereof or on such other date and at such other location as the Issuer and the Purchasers shall agree. The date and time of the Closing are referred to herein as the "Closing Date."

            (a) At the Closing, each of the Purchasers shall deliver to the Issuer, by wire transfer (of immediately available funds) to an account designated by the Issuer in writing delivered to each Purchaser, the applicable consideration set forth on Schedule 2.02.

            (b) At the Closing, the Issuer shall deliver to each Purchaser, against payment of the applicable consideration set forth on Schedule 2.02, certificates evidencing the Series G Preferred Shares purchased by such Purchaser registered in the name of such Purchaser.

      SECTION 2.04. Subsequent Purchase and Sale of Preferred Shares. At any time and from time to time after the Closing Date (but in no event later than 120 days after the Closing Date), the Issuer may sell additional Series G Preferred Shares that have been authorized for sale pursuant to Section 2.01 hereof, but which have not been sold pursuant to Section 2.02 or this Section 2.04, to subsequent purchasers (the "Subsequent Purchasers"). As a condition to the purchase and sale of such additional shares, any such Subsequent Purchasers who are not already parties to this Agreement shall (i) execute a counterpart signature page to this Agreement and for all purposes herein such Subsequent Purchaser shall thereafter be deemed to be a Purchaser hereunder, and (ii) execute a joinder to the Stockholders Agreement in the form attached thereto as Exhibit A. Schedule 2.02 shall be amended to reflect the purchase of such additional Series G Preferred Shares by such Subsequent Purchaser.

      SECTION 2.05. The Subsequent Closings. The closing(s) of the purchase and sale of any additional Series G Preferred Shares pursuant to Section 2.04 (each, a "Subsequent Closing") shall take place at the offices of Kelley Dye & Warren LLP, at 10:00 a.m. local time on the date(s) agreed to by the Issuer and applicable Subsequent Purchaser(s) (the "Subsequent Closing Date"). At each Subsequent Closing, the Issuer shall deliver to such Subsequent Purchaser a stock certificate evidencing the Series G Preferred Shares to be purchased by such Subsequent Purchaser at the Subsequent Closing, registered in such Subsequent Purchaser's name, upon payment of the applicable purchase price thereof by wire transfer of immediately available funds to the Issuer's account.

      SECTION 2.06. Use of Proceeds. The proceeds from the issuance of the Series G Preferred Shares will be used for (i) general working capital and capital expenditures in the continued development of the Issuer's competitive local exchange carrier, port wholesale and national footprint strategies, (ii) notwithstanding any provision in the Series G Certificate of Designations, to redeem 2,861.995 shares of Series F Preferred Stock pursuant to Section VI(B) of the Series F Certificate of Designations, and (iii) to pay fees and expenses relating to the transactions contemplated by this Agreement.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE ISSUER

      The Issuer represents and warrants to each of the Purchasers as follows as of the Closing Date:

      SECTION 3.01. Organization, Standing, etc. (a) The Issuer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority under such laws to own or lease and operate its properties and to carry on its business as now conducted. The Issuer is duly qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires it to so qualify or be licensed, except where the failure to so qualify or be licensed or be in good standing would not have a Material Adverse Effect. The copies of the Issuer's Charter, bylaws and other organizational documents and instruments (in each case, as amended and/or restated through the Closing Date), heretofore made available to each of the Purchasers, are true, complete and correct copies thereof.

            (b) Each Subsidiary of the Issuer is duly organized and validly existing under the laws of the jurisdiction of its formation, and has all corporate or other power and authority to own its properties and conduct its business as now conducted. All the outstanding shares of capital stock of each corporate Subsidiary of the Issuer have been duly authorized and validly issued and are fully paid and nonassessable and, except as disclosed on Schedule 3.01 hereto, are owned directly or indirectly by the Issuer free and clear of all liens, security interests, charges and encumbrances. The Issuer does not own any interest in any other Person or entity other than the Subsidiaries set forth on
Schedule 3.01. Except as set forth on Schedule 3.01 hereto, there are no outstanding options, warrants, rights, agreements or commitments to any third party to subscribe for or purchase any equity security of any Subsidiary or to cause any Subsidiary to issue any such equity security.

      SECTION 3.02. Capitalization. (a) The Issuer's authorized capital stock consists of 4,250,000 shares of Common Stock and 3,700,000 shares of preferred stock. Of the 3,700,000 authorized shares of preferred stock (i) 123,800 shares have been designated as Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock") all of which are currently outstanding, (ii) 350,000 shares have been designated as Series C Cumulative Convertible Preferred Stock (the "Series C Preferred Stock") of which 175,000 shares are currently outstanding, (iii) 25,000 shares have been designated as Series D Cumulative Convertible Preferred Stock (the "Series D Preferred Stock") of which none are currently outstanding, (iv) 575,000 shares have been designated as the Series E Senior Redeemable, Exchangeable, PIK Preferred Stock (the "Series E Preferred Stock"), of which 67,380 shares are outstanding and 55,000 shares have been reserved for issuance upon conversion of the Series F Preferred Stock, (v) 55,000 shares have been designated as Series F Senior Redeemable, Exchangeable, PIK Preferred Stock (the "Series F Preferred Stock"), of which 45,792 shares are currently outstanding, (vi) 1,250,000 shares have been designated as Series G-1 Preferred Shares of which 58,881.0180 shares will be outstanding upon the consummation of the initial purchase of the Series G-1 Preferred Shares pursuant to the Agreement and 481,108.2176 shares have been reserved for issuance upon conversion of the shares of the Series G-2 Preferred Shares to be outstanding upon consummation of the initial purchases of Series G-2 Preferred Shares pursuant to this Agreement, and (vii) 1,250,000 shares have been designated as Series G-2 Preferred Shares of which 481,108.2176 shares will be outstanding upon the consummation of the initial purchase of the Series G-2 Preferred Shares pursuant to this Agreement. Of the 4,250,000 authorized shares of Common Stock:
(i) 853,775 shares are issued and outstanding, (ii) 600,000 shares have been reserved for issuance upon conversion of the Series A Preferred Stock, (iii) 414,889 shares have been reserved for issuance upon conversion of the Series C Preferred Stock, (iv) 1,250,000 shares have been reserved for issuance upon conversion of the Series G Preferred Shares, (v) 10,000 shares have been reserved for issuance upon exercise of a warrant held by General Electric Capital Corporation, (vi) 99,285 shares have been reserved for issuance upon exercise of Warrants issued in connection with the Issuer's offering of its 12 1/2% Senior Discount Notes, (vii) 192,229 shares have been reserved for issuance upon exercise of the First Union Warrants, the E&F Warrants and the Springing Warrants, (viii) 600,000 shares have been reserved for issuance pursuant to options granted or to be granted under the 1998 Stock Purchase and Option Plan for Key Employees of KMC Telecom Holdings, Inc. and Affiliates and (ix) no shares are held in treasury. No other shares of capital stock have been issued or reserved for issuance for any purpose. All of the outstanding shares of capital stock of the Issuer have been duly authorized and validly issued, are fully paid and nonassessable, free of preemptive rights and have been offered and issued without violation of the Securities Act or any preemptive rights of any person. Schedule 3.02 hereto accurately sets forth, as of the Closing Date, the number of issued and outstanding shares of Common Stock held by each person known by the Issuer to own beneficially or of record any shares of the Issuer's capital stock.

            (b) Except as disclosed on Schedule 3.02 hereto: (i) there are no issued or outstanding securities that are convertible into or exchangeable for shares of the Issuer's capital stock ("Convertible Securities"); (ii) there are no issued or outstanding subscriptions, options, warrants or other rights to purchase or acquire any shares of the capital stock of the Issuer or any Convertible Securities ("Option Rights"); (iii) the Issuer is not a party to any agreement or understanding pursuant to which it is obligated to purchase or redeem any shares of its capital stock or any Convertible Securities or Option Rights, other than pursuant to the redemption provisions in respect of the Series E Preferred Stock and the Series F Preferred Stock set forth in the Series E Certificate of Designations and the Series F Certificate of
Designations, respectively, and is not otherwise under any obligation to repurchase, redeem or otherwise acquire any shares of its capital stock or any Convertible Securities or Option Rights; (iv) the Issuer is not a party to any agreement or understanding pursuant to which it is obligated to register any shares of its capital stock or other securities under the Securities Act or any state securities law; and (v) the Issuer is not, and to the best knowledge of the Issuer, no securities holder of the Issuer is a party to any voting agreement, voting trust, irrevocable proxy or other agreement affecting the voting rights of any shares of the Issuer's capital stock or any agreement providing for any call or put option, right of first refusal or offer or other right to acquire or dispose of any shares of the Issuer's capital stock or any Convertible Securities or Option Rights. Except as described in Section 3.02(a) or Schedule 3.02, no shares of Common Stock are issuable upon the exercise of any outstanding Convertible Securities or Option Rights of the Issuer.

      SECTION 3.03. Authorization; Non-Contravention. The execution, delivery and performance by the Issuer of this Agreement, the Stockholders Agreement, the issuance, sale and delivery by the Issuer of the Series G Preferred Shares, and the amendments to the Charter effected by the filing of the Charter Amendment and the Series G Certificate of Designations (a) are within the Issuer's corporate powers, (b) have been duly authorized by all necessary corporate action, (c) require no action by or in respect of, or filing with, any Governmental Authority, agency or official (other than the filing of the Charter Amendment and the Series G Certificate of Designations with the Secretary of State of Delaware), and (d) do not (i) contravene or constitute a default under any provision of applicable law or regulation, judgment, injunction, order or decree binding upon or applicable to the Issuer, (ii) contravene or constitute a default under the Charter or bylaws, (iii) require any consent, approval or other action by any other Person (other than the holders of the Series A Preferred Stock, the Series C Preferred Stock, the outstanding Series E
Preferred Stock, the Series F Preferred Stock, and the other parties to the Stockholders Agreement, which consents shall be obtained prior to the Closing
Date) or (iv) constitute a default under or contravene any material agreement, judgment, injunction, order, decree or other instrument binding upon the Issuer or any of its Subsidiaries.

      SECTION 3.04. Binding Effect. This Agreement and the Stockholders Agreement have been duly authorized, executed and delivered by the Issuer and constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law). The Issuer has duly authorized the issuance, sale and delivery of the Series G Preferred Shares to each of the Purchasers set forth on Schedule 2.02 and, when issued and delivered by the Issuer pursuant to this Agreement against payment of the applicable consideration set forth herein, Series G Preferred Shares will be validly issued, fully paid and non-assessable free and clear of all Liens and without violation of any preemptive rights. All of the shares of Common Stock to be issued upon conversion of the Series G Preferred Shares have been duly and validly authorized and reserved for issuance upon such conversion and, when issued and delivered, upon such conversion, will be duly and validly issued, fully paid and non-assessable free and clear of all Liens and without violation of any preemptive rights.

      SECTION 3.05. Governmental Regulation. Except for the Securities Act, the Exchange Act and state securities laws, the Issuer is not subject to any federal or state or foreign law or regulation limiting its ability to issue the Series G Preferred Shares or to perform its obligations under the terms of this Agreement, the Stockholders Agreement and the Series G Certificate of Designations. Except as described in Section 3.03 or as may be required pursuant to "blue sky laws" or as may be required under the Securities Act or the Exchange Act in connection with the registration of the shares of Common Stock issuable upon conversion of the Series G Preferred Shares pursuant to the Stockholders Agreement, no notices, reports or other filings are required to be made by the Issuer or any Subsidiary with, nor are any consents, registrations, applications, approvals, permits, licenses or authorizations required to be obtained by the Issuer or any Subsidiary from, any public or governmental authority or other third party in connection with the execution and delivery of this Agreement, the Stockholders Agreement and the Series G Certificate of Designations, or the consummation by the Issuer of the transactions contemplated hereby or thereby, or the exercise by each Purchaser of its rights hereunder, except for (i) any of the foregoing, the failure of which to make or obtain would not have a Material Adverse Effect or adversely affect any Purchasers' rights hereunder, or (ii) the consent, with respect to the Series G Certificate of Designations, of the holders of the Series A Preferred Stock, the Series C Preferred Stock, the outstanding Series E Preferred Stock and the Series F Preferred Stock, which consents shall be obtained prior to the Closing Date.

      SECTION 3.06. Solicitation. Assuming the representations and warranties of the Purchasers set forth in Section 4.06 hereof are true and correct in all material respects, the offer and sale of the Series G Preferred Shares pursuant to this Agreement and the issuance of the shares of Common Stock upon conversion of such Series G Preferred Shares, will be exempt from the registration requirements of the Securities Act. No form of general solicitation or general advertising was used by the Issuer or, to the best of its knowledge, any other Person acting on its behalf, in respect of the Series G Preferred Shares or in connection with the offer and sale of the Series G Preferred Shares. Neither the Issuer nor any Person acting on behalf of the Issuer has, either directly or indirectly, sold or offered for sale to any Person any of the Series G Preferred Shares or any other similar security of the Issuer except as contemplated by this Agreement. Neither the Issuer nor any Person acting on its behalf has, in connection with the offering of the Series G Preferred Shares, engaged in any action that would require the registration under the Securities Act of the offering and sale of the Series G Preferred Shares pursuant to this Agreement.

      SECTION 3.07. Authorization to Do Business. The Issuer and its Subsidiaries (i) possess all licenses, certificates, authorizations, approvals and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, as presently conducted, excepting any license, certificate, authorization, approval or permit, the failure to possess which, singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (ii) have not received any notice of proceedings relating to revocation or modification of any such license, certificate, authorization, approval or permit, nor is the Issuer or any of its Subsidiaries in violation of, or in default under, any such license, authorization, approval or permit or any decree, order, judgment applicable to the Issuer or its Subsidiaries the effect of which, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

      SECTION 3.08. Compliance with Laws. Except as set forth on Schedule 3.08 hereto and except as would not have a Material Adverse Effect, the business of the Issuer and each of the Subsidiaries has been and is presently being conducted in compliance with all applicable federal, state, county and local ordinances, statutes, rules, regulations and laws (collectively "Laws").

      SECTION 3.09. Litigation. Except as set forth on Schedule 3.09 hereto, there are no pending actions, suits, proceedings, arbitrations or investigations against or affecting the Issuer or any of its Subsidiaries or any of their respective properties, assets or operations, or with respect to which the Issuer or any such Subsidiary is responsible by way of indemnity or otherwise (a "Material Claim") that, if there is an adverse decision, could singly, or in the aggregate, with all such other actions, suits, investigations or proceedings, have a Material Adverse Effect, and, to the knowledge of the Issuer, no such actions, suits, proceedings or investigations are threatened.

      SECTION 3.10. Properties. Except as described in Schedule 3.10 hereto, the Issuer and its Subsidiaries have good and marketable title to all their material property and assets, free and clear of all Liens except (a) materialmen's, mechanics', carriers', workmen's, warehousemen's, repairmen's, or other like Liens arising in the ordinary course of business with respect to moneys not yet due and payable; (b) Liens for current Taxes not yet due and payable or which are being contested in good faith and by proper procedures; or (c) Liens or minor imperfections of title that do not materially interfere with the use or materially detract from the value of such property.

      SECTION 3.11. Tax Matters. The Issuer and its Subsidiaries have filed all Tax Returns required to be filed and are not in default in the payment of any Taxes which were payable pursuant to such returns or any assessments in respect thereof, other than any which the Issuer or any such Subsidiary is contesting in good faith by proper procedures.

      SECTION  3.12.  Patents  and  Trademarks.  Each  of  the  Issuer  and  its
Subsidiaries has sufficient right, title and ownership of all patents, trademarks, service marks, trade names, copyrights, licenses with respect to the foregoing, information, proprietary rights and processes, or shall be able to obtain all such licenses and other authority necessary or useful for the lawful conduct of its business as it is contemplated to be conducted, without any known conflicts with the rights of others. No stockholder, officer, director or employee of the Issuer or any Subsidiary owns any rights therein which are competitive with those to be owned or used by the Issuer and any Subsidiaries. Neither the Issuer nor any Subsidiary has been sued or charged with any infringement of any patent, license or permit or has knowledge of any basis for any such claim.

      SECTION 3.13. Labor Matters.

            (a) Neither the Issuer nor any Subsidiary is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Issuer or any Subsidiary.

            (b) No employees of the Issuer or any Subsidiary are represented by any labor organization. No labor organization or group of employees of the Issuer or any Subsidiary has made a demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Issuer, threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority. To the knowledge of the Issuer, there are no organizing activities involving the Issuer or any Subsidiary pending with, or threatened by, any labor organization.

            (c) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or, to the knowledge of the Issuer, threatened against or involving the Issuer or any Subsidiary. Except as would not result in any Material Adverse Effect, there are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of the Issuer, threatened by or on behalf of any employee or group of employees of the Issuer or any Subsidiary.

      SECTION 3.14. Environmental Matters.

            (a) Except as set forth in Schedule 3.14, (i) each of the Issuer and the Subsidiaries is in material compliance with all Environmental Laws and (ii) neither the Issuer nor any Subsidiary has received any written communication from a governmental authority with respect to such compliance or the failure thereof.

            (b) Except as set forth in Schedule 3.14, (i) there is no civil, criminal or administrative action, claim, demand, investigation or notice relating to a violation of an Environmental Law (an "Environmental Claim") pending or, to the knowledge of the Issuer, threatened and (ii) to the knowledge of the Issuer, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any chemical, pollutant, contaminant, waste, toxic substance, petroleum or petroleum product, that would form the basis of any Environmental Claim, in either case (A) against the Issuer or any
Subsidiary, (B) against any person or entity whose liability for any Environmental Claim the Issuer or any Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C) involving any real or personal property which the Issuer or any Subsidiary owns, leases or manages except, in each case, as would not have a Material Adverse Effect.

      SECTION 3.15. Insurance. The Issuer and its Subsidiaries, in the reasonable determination of the Issuer's management, maintain with financially sound and reputable insurers insurance against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or a similar business and similarly situated, and of such types and in such amounts as is customarily carried under similar circumstances by such other corporations.

      SECTION 3.16. Financial Information.

            (a) The Issuer has furnished to the Purchaser the audited consolidated financial statements of the Issuer dated as of December 31, 1999 and for the year then ended, and the unaudited consolidated financial statements for the fiscal quarter ended March 31, 2000 (collectively, the "Financials"). The Financials have been prepared in accordance with GAAP applied on a basis consistent with that of preceding periods and are complete and correct in all material respects. The Financials fairly represent the Issuer's consolidated financial position as of the dates of the balance sheets included in the Financials and its consolidated results of operations for the periods indicated therein. There are no omissions from the Financials or any other facts or circumstances not reflected in the Financials which are or may be material according to GAAP.

            (b) Except as and to the extent expressly set forth in the Financials, or the notes, schedules or exhibits thereto, or as disclosed in the documents filed by the Issuer with the Securities and Exchange Commission, (i) as of March 31, 2000 (the "Balance Sheet Date"), neither the Issuer nor its Subsidiaries had any material liabilities or obligations (whether absolute, contingent, accrued or otherwise) that would be required to be included on a balance sheet or in the notes, schedules or exhibits thereto prepared in accordance with GAAP, (ii) since the Balance Sheet Date, the Issuer and its Subsidiaries have not incurred any such material liabilities or obligations other than in the normal course of business and (iii) since December 31, 1999, no event has occurred that has resulted in or is reasonably likely to result in a Material Adverse Effect.

      SECTION 3.17. Disclosure. The Issuer has provided the Purchaser with disclosure about its and its Subsidiaries' business that in the aggregate did not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements in such disclosure not misleading.

      SECTION 3.18. Investment Company Act. The Issuer is not, and after giving effect to the offering and sale of the Series G Preferred Shares and the application of the proceeds thereof will not be, an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.

      SECTION 3.19. Brokers. Except for fees, commissions and expenses as set forth on Schedule 3.19 all of which will be paid by the Issuer on the Closing Date, no brokerage or finder's commissions or fees are payable in connection with the transactions contemplated by this Agreement, and the Issuer shall defend, indemnify and hold the Purchaser harmless from and against any liability, loss or expense (including, without limitation, reasonable attorneys fees) arising in connection with any claim for any such commissions.

      SECTION 3.20. Affiliated Transactions. Set forth on Schedule 3.20 is a list of all arrangements, agreements and contracts entered into by the Issuer or any of its Subsidiaries with any Person who is an officer, director or Affiliate of the Issuer or any of its Subsidiaries, or, to the Issuer's knowledge, with any immediate family member or with any relative of such officer, director or Affiliate or with any entity of which any of the foregoing is an Affiliate.

      SECTION 3.21. Employee Benefit Plans. Neither the Issuer nor any ERISA Affiliates of the Issuer maintains or contributes to any Plan other than a Plan listed on Schedule 3.21 hereto. Each Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code. Except as disclosed on Schedule 3.21, neither the Issuer nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(l) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. Neither the Issuer nor any ERISA Affiliate has breached any of the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to any Plan which breach could result in a Material Adverse Effect. No Plan has incurred any accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Internal Revenue Code), whether waived or not waived. Neither the Issuer nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt "prohibited transaction" described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code or (ii) has taken or failed to take any action which would constitute or result in a Termination Event. Neither the Issuer nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding and which could result in a Material Adverse Effect, other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Plan is complete and accurate. Since the date of each such Schedule B, there has been no adverse change in the funding status or financial condition of the Plan relating to such Schedule B. Neither the Issuer nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan. Neither the Issuer nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither the Issuer nor any ERISA Affiliate is required to provide security to a Plan under Section 401 (a) (29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year.

      SECTION 3.22.  Material Contracts.  The agreements,  set forth on Schedule
3.22 hereto are all of the agreements that are material to the financial condition, business or results of operations of the Issuer and its Subsidiaries, taken as a whole. All the foregoing agreements are valid, subsisting and in full force and effect and neither the Issuer, nor, to the best of the Issuer's knowledge and belief, any other parties, are in material default thereunder.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

      Each Purchaser represents and warrants to the Issuer as follows:

      SECTION 4.01. Organization. It is duly organized and existing under the laws of its jurisdiction of organization.

      SECTION 4.02. Authority; No Other Action. (a) The execution, delivery and performance of this Agreement and the Stockholders Agreement are within its powers and have been duly authorized on its part by all requisite corporate, partnership or company action.

            (b) No action by or in respect of, or filing with, any governmental authority, agency or official is required for the execution, delivery and performance by such Purchaser of this Agreement and the Stockholders Agreement.

      SECTION 4.03. No Conflict. The execution, delivery and performance by such Purchaser of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) violate its charter, bylaws or similar organizational documents or (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, which violation would (a) affect the validity of this Agreement or the Stockholders Agreement or (b) individually or in the aggregate impair the ability of such Purchaser to perform in any material respect the obligations which it has under this Agreement or the Stockholders Agreement.

      SECTION 4.04. Binding Effect. This Agreement and the Stockholders Agreement have been duly authorized, executed and delivered by it and, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought by proceedings in equity or at law), constitute valid and binding agreements of such Purchaser enforceable in accordance with their respective terms.

      SECTION 4.05. No Defaults. Such Purchaser is not in violation of its charter, bylaws or similar organizational documents or in default under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon it, which violation or default (i) would affect the validity of this Agreement or the Stockholders Agreement or (ii) would (individually or in the aggregate) impair the ability of such Purchaser to perform in any material respect the obligations which it has under this Agreement or the Stockholders Agreement.

      SECTION 4.06. Private Placement. (a) Such Purchaser understands that (i) the offering and sale of the Series G Preferred Shares is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and (ii) there is no existing public or other market for any of the Series G Preferred Shares or the shares of Common Stock issuable upon conversion thereof and there can be no assurance that it will be able to sell or dispose of such Series G Preferred Shares purchased by it pursuant to this Agreement or any shares of Common Stock issuable upon conversion thereof.

            (b) It is an "Accredited Investor" as such term is defined in Regulation D.

            (c) It has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Securities and it is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Series G Preferred Shares.

            (d) It has had access to the management and records of the Issuer and has been furnished with all the information that it has requested from the Issuer for determining whether to purchase the Series G Preferred Shares and has been given the opportunity to ask questions of, and receive answers from, management of the Issuer regarding its business and affairs and concerning the terms and conditions of the Series G Preferred Shares and other related matters.

            (e) It understands that the Series G Preferred Shares and the shares of Common Stock issuable upon conversion of the Series G Preferred Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Issuer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, it represents that it is familiar with SEC Rules 144 and 144A, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

            (f) Such Purchaser understands that any certificates representing Series G Preferred Shares which it may purchase pursuant to this Agreement and any shares of Common Stock which may be issued upon conversion thereof will bear a legend in substantially the following form:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

      THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A `TRANSFER') AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 31, 1997 (THE
      "STOCKHOLDERS AGREEMENT"), AMONG KMC TELECOM HOLDINGS, INC., NASSAU CAPITAL PARTNERS L.P., NAS PARTNERS I L.L.C., HAROLD N. KAMINE, KMC TELECOMMUNCATIONS L.P., GENERAL ELECTRIC CAPITAL CORPORATION, CORESTATES HOLDINGS, INC. AND AT&T CREDIT CORPORATION, AS THE SAME HAS BEEN, OR SUBSEQUENT TO THE DATE HEREOF MAY BE, AMENDED FROM TIME TO TIME, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER A TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDERS AGREEMENT.

                                    ARTICLE V
                         CONDITIONS PRECEDENT TO CLOSING

      SECTION 5.01. Conditions to the Purchasers' Obligations. The obligation of each of the Purchasers to purchase the Series G Preferred Shares to be purchased by it hereunder is subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

            (a) each of the representations and warranties of the Issuer contained herein shall be true and correct in all material respects on and as of such Closing Date and the Purchasers shall have received a certificate attesting thereto signed by the Chief Executive Officer, the President or a Vice President of the Issuer;

            (b) there shall not have occurred and there shall not otherwise exist any condition, event or development having, or likely to have (in the reasonable judgment of the Purchasers), a Material Adverse Effect;

            (c) the Purchasers shall have received an opinion from Kelley, Drye & Warren LLP, counsel to the Issuer, dated the Closing Date, in form reasonably satisfactory to the Purchasers;

            (d) the Secretary or an Assistant Secretary of the Issuer shall have delivered to the Purchasers at the Closing Date a Certificate dated as of the Closing Date certifying: (i) that attached thereto is a true and complete copy of the by-laws of the Issuer as in effect on the date of such certification;
(ii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Issuer authorizing the execution, delivery and performance of this Agreement and the Stockholders Agreement, the issuance, sale and delivery of the Series G Preferred Shares, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement and the Stockholders Agreement, (iii) that attached thereto is a true and complete copy of the Charter as in effect on the date of such certification; and (iv) to the incumbency and specimen signature of certain officers of the Issuer;

            (e) all corporate and other proceedings to be taken by the Issuer in connection with the transactions contemplated by this Agreement and the Stockholders Agreement, and all documents reflecting or evidencing such proceedings shall be reasonably satisfactory in scope, form and substance to the Purchasers and its legal counsel, and the Purchasers and its legal counsel shall have received all such duly executed counterpart originals or certified or other copies of such documents and instruments as they may reasonably request.

            (f) each of the Purchasers shall have received duly executed and authenticated certificates representing the Series G Preferred Shares being purchased by it pursuant hereto;

            (g) the Series G Certificate of Designations shall have been duly filed with the Secretary of State of Delaware and shall be in full force and effect;

            (h) the Purchaser shall have received the Stockholders Agreement duly executed by the Issuer;

            (i) the Issuer shall have paid to the Purchasers all fees, expenses and reimbursements required to be so paid on or prior to the Closing Date pursuant to the terms of this Agreement; and

            (j) the aggregate proceeds to be received by the Issuer at the Closing from the sale of Series G Preferred Shares shall be at least $182.5 million.

      SECTION 5.02. Conditions to Issuer's Obligations. The obligations of the Issuer to issue and sell the Series G Preferred Shares to each of the Purchasers pursuant to this Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

            (a) the representations and warranties of each of the Purchasers contained herein shall be true and correct in all material respects on and as of the Closing Date;

            (b) the Issuer shall have received from each of the Purchasers by wire transfer (of immediately available funds) to an account designated by the Issuer in writing delivered to each Purchaser, the consideration referred to on
Schedule 2.02;

            (c) the Charter Amendment shall have been duly filed with the Secretary of State of Delaware and shall be in full force and effect;

            (d) the Series G Certificate of Designations shall have been duly filed with the Secretary of State of Delaware and shall be in full force and effect; and

            (e) the aggregate proceeds to be received by the Issuer at the Closing from the sale of Series G Preferred Shares shall be at least $182.5 million.

      SECTION 5.03. Subsequent Conditions of Each Purchaser's Obligations at a Subsequent Closing. The obligation of each Subsequent Purchaser to purchase and pay for the Series G Preferred Shares to be purchased at any Subsequent Closing is subject to the satisfaction as of the Subsequent Closing of the conditions specified in Section 5.01 hereof and all references to "Closing" "Closing Date" contained in Section 5.01 shall be replaced with references to "Subsequent Closing" or "Subsequent Closing Date."

                                   ARTICLE VI
                                    COVENANTS

      SECTION 6.01. Covenants of the Issuer.

            (a) Securities. The Issuer hereby covenants that from and after the Closing Date and so long as any Purchaser owns any Series G Preferred Shares, the Issuer shall:

                  (i) Exchange of Certificates. Upon surrender by the holder of any certificates representing Series G Preferred Shares (or securities issued upon exchange, conversion or exercise thereof) for exchange or reissuance at the office of the Issuer, cause to be issued in exchange therefor new certificates in such denomination or denominations as may be requested for the same aggregate number of Series G Preferred Shares (or securities issued upon exchange, conversion or exercise thereof)
      represented by the certificates so surrendered and registered as such holder may request, subject to the provisions thereof.

                  (ii) Replacement of Certificates. Upon receipt by the Issuer of evidence reasonably satisfactory to it of loss, theft, destruction or mutilation of any certificate evidencing any of the Series G Preferred Shares (or securities issued upon exchange, conversion or exercise thereof), and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to the Issuer, and upon the surrender and cancellation of such certificate, if mutilated, the Issuer shall make and deliver in lieu of such certificate a new certificate for the number of Series G Preferred Shares (or securities issued upon exchange, conversion or exercise thereof), as the case may be, evidenced by such lost, stolen, destroyed or mutilated certificate which remains outstanding. Such Purchaser's (which term does not include any successors or assigns of such Purchaser) agreement of indemnity shall constitute indemnity satisfactory to the Issuer for the purposes of this Section 6.01(a) without the need of any further surety or bond.

                  (iii) Government and Other Approvals. Promptly prepare, submit and file with all public and governmental authorities, all applications, notices, registrations, certificates, statements and such other information, documents and instruments as may be required pursuant to any federal, state or local law or rule or regulation of the National Association of Securities Dealers, Inc. or any securities exchange, in connection with the consummation of the transactions contemplated by this Agreement, including the preparation and filing of all documents required to be filed by the Issuer pursuant to the HSR Act in connection with the purchase of Series G Preferred Shares hereunder by Dresdner, Kleinwort Benson Private Equity Partners L.P. ("Dresdner"), the effect of any dividends, exchange or conversion rights, anti-dilution provisions or Board control contemplated by the terms of the Series G Preferred Shares or other securities of the Issuer which may be acquired by any Purchaser pursuant to this Agreement. The Issuer shall use its best efforts to obtain any necessary consents or approvals from any authority in connection with the consummation of the transactions contemplated by this Agreement, including the effect of any dividends, exchange or conversion rights, anti-dilution provisions or Board control contemplated by the terms of the Series G Preferred Shares.

            (b) Access and Confidentiality. Prior to the Closing Date, the Issuer shall (and shall cause each of its Subsidiaries to) afford each Purchaser and its representatives reasonable access during normal business hours to its properties, books, contracts and records and personnel and advisors and the Issuer shall (and shall cause each of the Subsidiaries to) furnish promptly to each Purchaser all information concerning its business properties and personnel as each Purchaser or its representatives may reasonably request, provided that any review will be conducted in a way that will not interfere unreasonably with the conduct of the Issuer's business.

            (c) Reports to Holders. At all times, upon the request of any Purchaser so long as such Purchaser (together with its, his or her Affiliates) owns Shares of Underlying Common Stock having an initial purchase price of at least $25 million, the Issuer shall supply to such Purchaser such financial and other information as such Purchaser may reasonably determine to be necessary in order to permit compliance with Rule 144A in connection with a resale or a proposed resale of any of the Series G Preferred Shares.

            (d) Inspection of Property. The Issuer shall permit any representatives designated by a Purchaser that (together with its, his or her Affiliates) continues to hold at least 5% of the authorized shares of Underlying Common Stock, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Issuer and its Subsidiaries, (ii) examine the corporate and financial records of the Issuer and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers and independent accountants of the Issuer and its Subsidiaries. Any Person not then subject to the terms of an effective confidentiality agreement with the Issuer may be required to execute such an agreement with the Issuer as a condition of being provided access to the properties, books and records of the Issuer and an opportunity to discuss the Issuer's affairs with the officers, directors and independent accountants of the Issuer. The presentation of an executed copy of this Agreement by any Purchaser to the Issuer's independent accountants shall constitute the Issuer's permission to its independent accountants to participate in discussions with such Persons. Any Person entitled to exercise rights under this Section 6(e) shall be entitled to exercise such rights not more than one time per calendar quarter. The rights granted under this Section 6.01(d) shall terminate upon the consummation of a Qualified Public Offering.

            (e)   Limited Rights of First Refusal

                  (i) Except for issuances of Common Stock (a) to the Issuer's employees or other service providers pursuant to the 1998 Stock Purchase and Option Plan for Key Employees of KMC Telecom Holdings, Inc. and Affiliates, as amended, or any other board-approved equity issuance to the employees or service providers, (b) upon the exercise or conversion of any securities outstanding on the Closing Date, (c) for consideration other than cash, (d) to lessors of the Issuer (e) to providers of debt financing, or (f) pursuant to a public offering registered under the Securities Act, and except for issuances of Series G Preferred Shares pursuant to Section 2.04, if the Issuer authorizes the issuance or sale of any shares of Common Stock or any securities containing options or rights to acquire any shares of Common Stock (other than as a dividend on the outstanding Common Stock), the Issuer shall first offer to sell to each holder of Underlying Common Stock a portion of such stock or securities equal to the quotient determined by dividing (1) the number of shares of Underlying Common Stock held by such holder by (2) the sum of the total number of shares of Underlying Common Stock and the number of shares of Common Stock outstanding on a fully diluted basis which are not shares of Underlying Common Stock. Each holder of Underlying Common Stock shall be entitled to purchase such stock or securities at the most favorable price and on the most favorable terms as such stock or securities are to be offered to any other Persons; provided that, at the request of any holder of Underlying Common Stock, the Issuer shall offer to such holder stock or securities which have no voting rights (other than as required by applicable law) and which are convertible into voting securities at the option of the holder but which are otherwise identical to the stock or securities being offered. The purchase price for all stock and securities offered to the holders of the Underlying Common Stock shall be payable in cash.

                  (ii) In order to exercise its purchase rights hereunder, a holder of Underlying Common Stock must within 15 days after receipt of written notice from the Issuer describing in reasonable detail the stock or securities being offered, the purchase price thereof, the payment terms and such holder's percentage allotment deliver a written notice to the Issuer describing its election hereunder. If all of the stock and securities offered to the holders of Underlying Common Stock is not fully subscribed by such holders, the remaining stock and securities shall be reoffered by the Issuer to the holders purchasing their full allotment upon the terms set forth in this paragraph, except that such holders must exercise their purchase rights within five days after receipt of such reoffer.

                  (iii) Upon the expiration of the offering periods described above, the Issuer shall be entitled to sell such stock or securities which the holders of Underlying Common Stock have not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any stock or securities offered or sold by the Issuer after such 90-day period must be reoffered to the holders of Underlying Common Stock pursuant to the terms of this paragraph 6.01(f).

                  (iv) The rights of the holders of Underlying Common Stock under this Section 6.01(e) not apply to, and shall terminate upon the consummation of, a Qualified Public Offering.

            (f)   Directed Shares upon the Initial Public Offering.

                  (i) Notwithstanding the provisions of Section 6.01(e), the Issuer hereby grants to each of the Purchasers, a right of first offer to purchase shares of Common Stock in the Issuer's initial public offering (the "IPO") of shares of its Common Stock registered under the Securities Act (the "IPO Purchase Option") at a price equal to the public offering price of such shares. In connection with its exercise of the IPO Purchase Option, the Purchasers may, on a pro-rata basis, purchase up to a number of shares equal to ten percent (10%) of all shares of Common Stock offered by the Issuer in the IPO (the "Maximum Number"). The IPO Purchase Option shall not extend, however, to any shares of Common Stock which may be subject to any over-allotment option granted to the underwriters in connection with such IPO.

                  (ii) The Issuer shall  deliver  notice of the IPO,  within ten
      (15) days following the filing of a registration statement relating to the IPO. Within five (5) days following delivery of such notice, each of the Purchasers may exercise the IPO Purchase Option (by delivery of notice to such effect to the Issuer) for a number of shares up to its respective Maximum Number. For purposes of this Section 6.01(f), the Purchasers include any Permitted Transferees (as defined in the Stockholders Agreement) of the Purchasers.

                  (iii) The exercise of the IPO Purchase Option by each Purchaser shall be deemed an expression of interest in receiving an offer by the Issuer to purchase the number of shares of Common Stock indicated by such Purchaser pursuant to subsection (ii) above. The Issuer's offer to sell such shares of Common Stock to such Purchaser shall be deemed to occur automatically upon the completion of each of the earlier to occur of
      (A) the Issuer's providing such Purchaser with a copy of the final prospectus filed with the Securities and Exchange Commission with respect to the shares of Common Stock and (B) two hours after the latest to occur of (x) the effectiveness of the IPO registration statement and (y) the Issuer's determination of the offering price for shares offered to the public in the IPO (the completion of the last to occur of the foregoing, the "Offer Commencement"). Each Purchaser shall have an unconditional right to terminate its IPO Purchase Option and revoke its exercise thereof by written notice to the Issuer on or before the Offer Commencement. Once revoked by a Purchaser, the IPO Purchase Option shall become null and void with respect to such Purchaser. Each Purchaser's exercise of the IPO Purchase Option shall, unless so revoked by such Purchaser on or before the Offer Commencement, automatically be deemed to be a binding commitment to purchase the shares of Common Stock indicated by such Purchaser pursuant to subsection (ii) above when each of the actions specified in the immediately preceding sentence have occurred. The purchase of the shares of Common Stock by any Purchaser shall occur simultaneously with the closing of the purchase and sale of the other shares distributed in the IPO. It is the intent of the parties that the shares of Common Stock issued to the Purchasers shall be fully registered shares for sale in the IPO.

                  (iv) The IPO Purchase Option set forth in this Section 6.01(f) may not be assigned or transferred, except that such right is assignable by a Purchaser to any of its Permitted Transferees (as defined in the Stockholders Agreement) or any other Purchaser.

            (g) Financial Statements and Other Information. The Issuer shall deliver to each Purchaser who (together with its, his or her Affiliates) continues to hold at least 5% of the authorized shares of Underlying Common
Stock:

                  (i) within 45 days after the end of each month (or equivalent fiscal period of the Company), a copy of the unaudited consolidated balance sheets of the Issuer as of the end of such month (or equivalent fiscal period of the Issuer) and the related consolidated statements of income and statements of cash flows and changes in stockholders equity for such month (or equivalent fiscal period of the Issuer) and for the portion of the fiscal year ending as of the end of such month (or equivalent fiscal period of the Issuer), all in reasonable detail and prepared in accordance with GAAP, consistently applied (subject to normal year-end adjustments and the exclusion of such footnotes as may be required in accordance with GAAP, consistently applied), accompanied by comparisons to the Issuer's annual budget for such month and for year to date results and to the corresponding periods in the preceding fiscal year (if any), including a management discussion and analysis of such financial statements and comparisons and an explanation of any material deviation from the budget;

                  (ii) accompanying the financial statements referred to in subparagraph (i), a certificate from the Issuer's chief financial officer stating that there is no Event of Noncompliance in existence or, if any Event of Noncompliance exists, specifying the nature thereof;

                  (iii) within 120 days after the close of each fiscal year, a copy of the audited consolidated financial statements of the Issuer, consisting of consolidated balance sheets as of the end of such fiscal year and consolidated statements of income and statements of cash flows and changes in stockholders' equity for such fiscal year, setting forth in comparative form in each case the consolidated figures set forth in the annual budget for such fiscal year and the consolidated figures for the previous fiscal year-end, which financial statements shall be prepared in accordance with GAAP, consistently applied, certified without qualification by a "big-five" accounting firm selected by the Issuer, accompanied by (a) a management discussion and analysis of such financial statements and comparisons and an explanation of any material deviation from the annual budget, (b) a certificate from such accounting firm, addressed to the Board, stating that in the course of its examination nothing came to its attention that caused it to believe that there was an Event of Noncompliance in existence or that there was any other material default by the Issuer or any Subsidiary in the fulfillment of or compliance with any of the terms, covenants, provisions or conditions of this Agreement and any other material agreement to which the Issuer or any Subsidiary is a party or, if such accountants have reason to believe any

      Event of Noncompliance or other default by the Issuer or any Subsidiary exists, a certificate specifying the nature and period of existence thereof, and (c) a copy of such firm's annual management letter to the Board;

                  (iv) no later than 30 days prior to the close of each fiscal year, a copy of the Issuer's annual budget for the next succeeding fiscal year which shall have been duly adopted by the Board (the first proposed budget is attached hereto as Exhibit C);

                  (v) promptly (but in any event within ten days) after the discovery or receipt of notice of any Event of Noncompliance or any condition or event which is reasonably likely to have a material adverse effect on the Issuer's business prospects or financial condition or on the Purchasers' investment in the Series G Preferred Shares or the Underlying Common Stock, written notice specifying the nature and period of existence thereof;

                  (vi) within ten days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Issuer sends to its stockholders and copies of all regular, special or periodic reports which it files, or any of its officers or directors file with respect to the Issuer, with the Securities and Exchange Commission or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Issuer to the public concerning material developments in the Issuer's and its Subsidiaries' businesses; and

                  (vii) notwithstanding the foregoing, at the request of any holder of Underlying Common Stock, the Issuer shall cease providing to such holder any or all such information that such holder is entitled to pursuant to this Section 6.01(g) until such holder rescinds such request;

provided, that the obligations of the Issuer contained in this Section 6.01(g) shall terminate upon a Qualified Public Offering.

            (h)   Miscellaneous Covenants.

                  (i) the Issuer will maintain property, casualty, products liability and other insurance covering such risks at such levels and with such exclusions as is customarily maintained by Companies of similar size engaged in similar lines of business;

                  (ii) the Issuer will maintain directors and officers liability insurance for the benefit of all of its directors and officers as is customary for companies of similar size engaged in similar lines of business;

                  (iii) the Issuer shall perform and observe all of its material obligations to each holder of the Series G Preferred Shares and all of its obligations to each holder of the Underlying Common Stock set forth in the Charter, the Series G Certificate of Designations and the Issuer's bylaws; and

                  (iv) within 15 days following the Closing Date, the Issuer shall prepare and file a report on Form D pursuant to Regulation D with the Securities and Exchange Commission describing the purchase and sale of the Series G Preferred Shares as contemplated herein.

                                   ARTICLE VII
                                  MISCELLANEOUS

      SECTION 7.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party by certified first class mail at its address with a return receipt requested, by Federal Express or similar overnight mail service with signature required for receipt, or by telecopy at the telecopier number set forth below or such other address or telecopier number as such party may hereinafter specify in writing for the purpose to the party giving such notice. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate electronic confirmation is received and a copy of such notice is sent by overnight mail service or (ii) if given by mail or overnight courier, 72 hours after such communication is deposited in the mails with first class postage prepaid or given to overnight courier service, addressed as aforesaid.

            Issuer:

            KMC Telecom Holdings, Inc.

            1545 Route 206, Suite 300

            Bedminster NJ 07921

            Attn: Chief Financial Officer

            Fax:  (908) 719-8775

            With a copy (which shall not constitute notice) to:



            Kelley Drye & Warren LLP

            101 Park Avenue

            New York, NY 10178

            Attn: Alan M. Epstein

            Fax:  (212) 808-7897

            To any Purchaser:

            To the address, and with the copy or copies, indicated on the attached Schedule 2.02

      SECTION 7.02. No Waivers. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 7.03. Successors and Assigns. Each Purchaser may assign its rights hereunder without the consent of the Issuer to any transferee of any of the Series G Preferred Shares. Otherwise, no party to this Agreement may assign any of its rights or obligations hereunder to any person except with the prior written consent of the other parties hereto (which consent may not be unreasonably withheld). This Agreement shall be binding upon the Issuer and each Purchaser and their respective successors and assigns.

      SECTION 7.04. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all schedules and exhibits hereto), even though under that jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

      SECTION 7.05. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

      SECTION 7.06. Entire Agreement. This Agreement, the Stockholders Agreement and the Series G Certificate of Designations constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein or therein. This Agreement and the documents referred to in the preceding sentence supersede all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

      SECTION 7.07. Expenses. Upon consummation of the transactions contemplated by this Agreement, the Issuer shall pay the Purchasers' reasonable out-of-pocket expenses on demand arising in connection with the execution and delivery of this Agreement, the Stockholders Agreement and the Series G Certificate of Designations (collectively, the "Transaction Documents") and the purchase of the Series G Preferred Shares, including, without limitation: (i) the reasonable fees and expenses of legal counsel to each of the Purchasers in connection with the preparation and negotiation of the Transaction Documents and the consummation of the transactions contemplated therein, and (ii) the reasonable fees and expenses incurred in connection with the preparation and filing of all documents required to be filed pursuant to the HSR Act in connection with the purchase of the Series G Preferred Shares hereunder by Dresdner. In addition, the Issuer shall pay the costs and expenses, including reasonable attorneys fees and expenses and the fees and expenses of any other special or financial advisors, incurred in connection with any bankruptcy or insolvency of the Issuer or in connection with any workout or restructuring of any of the transactions contemplated in the Transaction Documents. The obligations of the Issuer under this Section 7.07 shall survive any transfer of any of the Series G Preferred Shares by any Purchaser or any subsequent holder thereof.

      SECTION 7.08. Announcements. No party or any Affiliate, officer or agent of the parties hereto shall make any announcement concerning the transactions contemplated hereby without the other parties' consent, which will not be unreasonably withheld; provided, however, that any party or such Affiliate, officer or agent may make any announcements required by applicable law so long as the text of the announcement shall have been provided to the parties hereto prior to the making of such announcement.

      SECTION 7.09. Consents to Amendment. The provisions of this Agreement may be amended, modified, or waived, and the Issuer may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Issuer has obtained the written consent of the holders of two thirds of each of the Series G-1 Preferred Shares and the Series G-2 Preferred Shares, respectively; provided that if any such amendment, modification or waiver would adversely affect any holder of Series G-1 Preferred Shares or Series G-2
Preferred Shares, as the case may be, relative to the holders of Series G-1 Preferred Shares or Series G-2 Preferred Shares voting in favor of such amendment, modification, or waiver, such amendment, modification or waiver shall also require the written consent of the holders of two thirds of the Series G-1 Preferred Shares or Series G-2 Preferred Shares, as applicable, held by all holders so adversely affected. No course of dealing between the Issuer and any holder of Series G Preferred Shares or any delay by such holder in exercising any rights hereunder shall operate as a waiver of any rights of such holder.

      SECTION 7.10. Subsequent Sales. In the event that the Issuer sells any Series G Preferred Shares after the Closing Date to any purchaser at a price and/or with other terms, rights, preferences or privileges more favorable than those offered to the Purchasers hereunder, then the Issuer will provide the Purchasers with substantially similar price, terms, rights, preferences and/or privileges. The parties hereto agree to amend this Agreement, the Stockholder Agreement, the Series G Certificate of Designations and any other instruments or agreements executed or delivered in connection herewith or therewith to the extent necessary to implement the intent of this Section 7.10.

                                  * * * * *

      IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the day and year first above written.

                                    KMC TELECOM HOLDINGS, INC


                                    By:   /s/ William H. Stewart
                                          ----------------------
                                          Name: William H. Stewart
                                          Title: Executive Vice President and
                                                 CFO


                                    NASSAU CAPITAL PARTNERS IV, L.P.

                                    By:   Nassau Capital LLC

                                    Its:  General Partner


                                    By:   /s/ John G. Quigley
                                          -------------------
                                          Name: John G. Quigley
                                          Title: Member


                                    NAS PARTNERS I L.L.C.


                                    By:   /s/ John G. Quigley
                                          -------------------
                                          Name: John G. Quigley
                                          Title: Member

                                    DRESDNER KLEINWORT BENSON PRIVATE EQUITY
                                          PARTNERS LP

                                    By:   Dresdner Kleinwort Benson Private
                                          Equity LLC

                                    Its:  General Partner


                                    By:   /s/ Alexander P. Coleman
                                          ------------------------
                                          Name: Alexander P. Coleman
                                          Title: Authorized Person


                                    By:   /s/ I. D. Leigh
                                          ---------------
                                          Name: I. D. Leigh
                                          Title: Authorized Person


                                    75 WALL STREET ASSOCIATES, LLC

                                    By:   Kleinwort Benson (USA) Inc.

                                    Its:  Attorney-in-Fact


                                    By:   /s/ Alexander P. Coleman
                                          ------------------------
                                          Name: Alexander P. Coleman
                                          Title: Authorized Person


                                    By:   /s/ I. D. Leigh
                                          ---------------
                                          Name: I. D. Leigh
                                          Title: Authorized Person

                                    CIT LENDING SERVICES CORPORATION


                                    By:   /s/ James L. Hudak
                                          ------------------
                                          Name: James L. Hudak
                                          Title:

                                    LUCENT TECHNOLOGIES INC.


                                    By:   /s/ Dina Fede
                                          -------------
                                          Name: Dina Fede
                                          Title: Director - NA Customer
                                          Finance

                                    HAROLD N. KAMINE,
                                    in his individual capacity


                                    /s/ Harold N. Kamine
                                    --------------------
                                    Harold N. Kamine